UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

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Aytu BioScience, Inc.
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AYTU BIOSCIENCE, INC.

373 Inverness Parkway, Suite 206

Englewood, Colorado 80112

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MARCH 31, 2020

To the Stockholders of Aytu BioScience, Inc.:

Aytu BioScience, Inc. (the “Company”) a specialty pharmaceutical company focused on commercializing novel products that address significant patient needs, announced today that its annual meeting of stockholders originally scheduled to be held on March 31, 2020 at 10:00 a.m. MST will be delayed to a later date to be determined by its Board of Directors (the “Annual Meeting”). The Company hopes to have the Annual Meeting by April 25, 2020 so that the record date for determining shareholders entitled to vote will remain unchanged. The Annual Meeting is being delayed due to the public health impact of the coronavirus pandemic (COVID-19) and the “shelter in place” order from the Governor of the State of Colorado. This change has been made out of an abundance of caution and is intended to support the health and well-being of the Company’s stockholders, employees and the Colorado community. The Company is assessing all options including the possibility of holding a virtual or hybrid meeting with a view to protect the health and safety of the Company’s employees, stockholders and others who usually attend the annual meeting.